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                                                                   EXHIBIT 10.49

                               December 9, 1998



Keith R. Lobo
Quickturn Design Systems, Inc.
55 West Trimble Road
San Jose, California 95131

Dear Keith:

     We are very pleased to offer you employment with Quickturn Design Systems, Inc. ("Quickturn") following the merger of Quickturn with a wholly owned subsidiary of Cadence Design Systems, Inc., ("Cadence") (the "Merger"). In the context of the proposed purchase of Quickturn by Cadence, this letter sets forth the terms of our offer of employment to you as well as other related matters for your approval and signature. This offer will become effective upon consummation of the Merger. At that time (assuming you have signed this offer letter), in addition to remaining an employee of Quickturn, you will be exchanging your stock interest and options in Quickturn for stock or stock options in Cadence. This offer of employment is conditioned upon consummation of the Merger.

     1. Your base salary as a full-time employee will be $300,000 per year, paid semi-monthly in accordance with Cadence's normal payroll practices.

     2. While a full-time employee, you will be eligible for a bonus of 67% of your annual base salary. Actual payment is based on company performance and your individual achievements. The bonus payment is divided into two payments, one for each half fiscal year. The bonus payments are paid during the first 45 days of the fiscal quarter following the fiscal half in which the bonus is earned. You must be employed on the payout date of August 15, 1999 to be eligible for a first half of the year bonus in 1999. Regardless of your start date, you will be eligible for a pro-rated bonus.

     3. You will be granted a nonqualified stock option for 100,000 shares of Cadence Common Stock. Options are granted by the Compensation Committee shortly after the consummation of the Merger, at the average of the high and low market price of Cadence's Common Stock on the date of grant. This option will vest as to 20% per year over a period of five (5) years on a monthly basis.

     4. While you are a full-time employee, you will receive benefits comparable in the aggregate to those you received prior to the Merger (provided, of course, you meet the standard eligibility requirements for such benefits). For purposes of benefits, including vacation accrual, your hire date will be the date that you originally began employment with Quickturn or its predecessor.

     5. You must sign an Employee Proprietary Information and Inventions Agreement, a copy of which is attached for your signature, in order to become an Employee of Quickturn.
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Additionally, in connection with the acquisition and as a condition of both the acquisition and of this offer of employment, you must execute the Noncompetition Agreement attached hereto. Both agreements are incorporated herein by reference.

     6. Should your employment be terminated at any time before the one year anniversary of the date of consummation of the Merger, your compensation shall be determined solely in accordance with the terms of the Quickturn Management Retention Plan ("Plan"). During the eighteen (18) months following the first anniversary of the consummation of the Merger (the "Term"), if Quickturn terminates your employment without cause,/1/ or, if you terminate your employment because your base pay has been reduced, or because your title has been reduced or there has been a material change in your job responsibilities, or because of the relocation of the employee to a facility or location more than thirty-five (35) miles from the Employee's work location immediately prior to the Merger, Cadence will pay you a lump sum equal to your base salary for the remaining period of the Term. Further, regardless of the reason for your termination of employment, on the date of your termination your stock options will cease vesting and your other employee benefits will terminate except as otherwise required by the Plan. Your employment relationship with Quickturn will be at-will. That is, Quickturn may terminate your employment with Quickturn at any time and you may terminate your employment with Quickturn at any time with or without cause or notice. After the end of the Term, Quickturn will have no obligation to pay you any additional salary, benefits or severance upon your termination of employment.

     7. Payments of salary and other compensation will be subject to customary withholding and other taxes.

     8. In accordance with the Immigration Reform and Control Act of 1986, you must be a United States citizen, or have authorization to work in the United States. In either case, verification of your right to work is required within seventy-two hours of employment.

     9. This agreement shall be governed by the laws of the State of California.

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/1/  You shall be considered to have been terminated with "cause" if your employment is terminated for (a) any gross misconduct or fraud in the performance of your employment duties, (b) your conviction or guilty plea with respect to any felony (except for motor vehicle violations), (c) your material breach of the Noncompetition Agreement, or the Proprietary Information and Inventions Agreement, (d) your continued substantial violations of your employment duties which are not cured by you after your receipt of written warning from the Company specifying such conduct, or (e) engaging in conduct which is materially injurious to Quickturn or Cadence.

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     We are excited about the potential represented by the Merger and we are pleased you will be joining us as a key part of the new team.

                              Sincerely,

                              CADENCE DESIGN SYSTEMS, INC.

                              /s/ RAYMOND H. BINGHAM
                              ----------------------
                              Raymond H. Bingham
                              Executive Vice President of Corporate Services and Chief Financial Officer


                              QUICKTURN DESIGN SYSTEMS, INC.

                              /s/ KEITH R. LOBO
                              -----------------
                              Keith R. Lobo
                              President


Acknowledged and agreed:



/s/ Keith R. Lobo
-----------------
Keith R. Lobo

Date:  December ___, 1998